Exhibit 10.1

TRUE NATURE HOLDING, INC.

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the 15th day of October 2018, between the TRUE NATURE HOLDING, INC. a publicly traded company incorporated in the State of Delaware (“Employer”), and James (Jim) P. Crone, residing at (“Employee”).

WHEREAS, the Employer, the authorized representative of the Employer, desires to employ Mr. Crone as the President, Secretary and Interim Chief Financial Officer (CFO) of the Employer; and

WHEREAS, the parties have reached an agreement as to the terms of said employment as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions as hereinafter set forth, the parties hereby agree as follows:

1.

Nature of Services and Duties.

a.

Effective October 15th , 2018, Employee shall serve in the position of President, Secretary and Interim Chief Financial Officer (CFO).

b.

At all times during the term of this Agreement, Employee shall use his/her best efforts and apply his/her skill and experience to the proper performance of his/her duties hereunder and to achieve the goals set forth herein.  Employee shall be directly accountable to and work under the authority and direction of the Chairman of the Board of Directors (“Chairman”), or any “Designee” the Chairman shall direct the Employee to report to and shall report through such offices as may be directed by the Chairman, or their Designee, from time to time.  Employee shall perform such executive, managerial and administrative duties and services as are customary for a President, Secretary and Interim Chief Financial Officer (CFO) and such further executive duties as may be specified from time to time by the Chairman, or their Designee, including without limitation:

i.	Overall direction and day-to-day management of the Company and Finance department;

ii.     Overall direction and day-to-day management of the employees of the Department, including but not limited to, the authority to hire, assign and terminate employees, and adherence to and implementation of Personnel Policies and Procedures as may be established by the Employer

iii.     Development and implementation of the strategic plan for the Department;

iv.     Preparation and implementation of operating and capital budgets of the Department;

v.     Development and implementation of programs for training of subordinates within Employee's Department, particularly for supervisory and management positions in accordance with enacted policies.

2.

Term.  This Agreement shall be effective from October, 15th 2018, (“the Commencement Date”), through October 15th 2021, (“the Termination Date”), unless amended by subsequent written agreement of the parties or terminated as provided herein.  The Employee shall be considered a full-time employee as of the Commencement Date and will serve at the will of the Board of Directors (“Board”).

3.

Compensation.

(a)

Employee shall be paid an annual base salary of One Hundred Thousand ($100,000) Dollars payable in accordance with the Employer’s standard payroll procedures, with a performance and salary review to be conducted annually, at which time the Employee’s salary shall be adjusted in accordance with applicable compensation policies.

(b)

In addition, Employee shall be eligible to receive a bonus target of 100% of base compensation commencing fiscal year 2018, if approved by the Compensation Committee in its sole discretion.

(c)

The Employee agrees that their Compensation will accrue from the Commencement Date of this agreement until such time as the Company, as determined by the Board, has sufficient funding.

(d)

The Employee may receive certain grants of Restricted Common Stock, and those grants may be subject to certain vesting, or reverse vesting, conditions, including, but not limited to the tenure of the Employee, or achievement of certain objectives, as further defined in a Restricted Stock Grant Agreement, and generally under the terms as noted below:

1.

Grant of Restricted Stock.  True Nature Holding, Inc. (the “Company”) hereby grants to Grantee an Award of shares of Restricted Common Stock of the Company (collectively, the “Restricted Stock”) pursuant to reverse vesting terms.  The Restricted Stock granted pursuant to the Award shall be immediately issued in an escrow account the name of the Grantee, and released as reverse vesting expires. Any unearned Restricted Stock granted shall be cancelled in the event the Employee is terminated by the Employer.

2.

Vesting is as follows:

a.	200,000 shares once the Employee has been with the Employer for 30 days from the effective date of this agreement;

b.	200,000 restricted stock shares once the Employee has been with the Company for 90 days from the effective date of this agreement;

c.	200,000 restricted stock shares once the Employer completes an additional capital raise of $2,000,000;

In the event of a change in control of the Company, any remaining unvested shares will immediately vest upon change of control of the Company.

3.

Restrictions on Transfer. The Shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed. The shares are subject to certain reverse vesting terms and can only be release with an opinion of company counsel.

4.

Termination. Employee’s employment hereunder may be terminated by Employer under the following circumstances:

(a) a vote of the majority of the members of the Board of Directors;

(b) upon any violations of the Securities laws;

(c) Upon incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability;

If Employee’s employment is terminated by virtue of any of the events described in paragraph (a), (b), or (c) Employee shall be entitled only to compensation though the date of such termination and any restricted stock grants that have not vested shall be cancelled.

5.

Confidentiality and Proprietary Information. Employee acknowledges that he/she will be exposed to confidential information of the Employer, which includes confidential information of True Nature Holding, Inc., and other operations and activities.  Confidential information includes, but is not limited to, data relating to the Employer’s operations, customer information, financial data, computer programs, architectural drawings, marketing plans and information, operating procedures and the like, or any other information of the business affairs of True Nature.

Employee shall not, directly or indirectly, use, disseminate, disclose, or in any way reveal or use beyond the scope of authority granted by the Employer all or any part of such Confidential Information, which he/she has been or will be exposed to, and shall use such Confidential Information only to the extent specifically authorized by the Employer.

Upon termination of this Agreement for any reason whatsoever, Employee shall turn over to the Employer all Confidential Information. Employee acknowledges that the Employer may exercise any and all remedies available to it at law or in equity to enforce this Agreement with respect to non-disclosure of any Confidential Information, which Employee has or will become privy to in the performance of its obligations under this Agreement.  The parties acknowledge that this provision shall survive the termination of the Agreement.

6.

Work Product

Any programs, systems, plans, software, hardware, devices, and ideas developed by Employee or anyone in the Employee’s Department during the period of Employee’s employment from the date of original hire shall be the exclusive property of the Employer.

7.

Covenant Not to Compete.

(a)

Employee agrees that during the terms of this Agreement he shall devote his full business time, energy, skill, labor, and attention to the affairs of the Employer and its affiliates or subsidiaries, shall promptly and faithfully do and perform all services pertaining thereto that are or may hereafter be required of him by the Employer, and shall not engage in any activities, directly or indirectly, involving a conflict of interest with the business or relations of the Employer or its affiliates or subsidiaries.

(b)

Employee recognizes that the business of the Employer and its affiliates or subsidiaries are national and international in scope and that the services to be performed hereunder and the methods employed by the Employer or its affiliates or subsidiaries are such as will place Employee in close business and personal relationship with competing businesses of the Employer or its affiliates or subsidiaries.  Therefore, from and after the date of this Agreement and for one year after expiration of this Agreement or termination of this Agreement, Employee shall not, directly or indirectly, for his own benefit or for, with, or through any other person, company, or competitive company to Employer, within the states of Georgia own, manage consult, or be connected with, as owner, partner, joint venture, director, employee, officer, consultant, or in any other capacity whatsoever, engage in any business which is the same as, similar to or competitive with any business activities of the Employer.  “Business” is defined as any compounding retail pharmacy activity.  Employee acknowledges that the restrictive covenants (the “Restrictive Covenants’) contained in this Section are a condition of his employment and are reasonable and valid in geographical and temporary scope and in all other respects.  If any court determines that any Restrictive Covenants, or any part of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid and unenforceable because of geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(c)

If Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Employer, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Employee that any such breach or threatened breach would cause irreparable and continuing injury to the Employer and that money damages would not provide an adequate remedy to the Employer.

8.

Miscellaneous.

(a)

Employee represents to Employer that there are no restrictions or agreements to which he is a party which would be violated by his execution of this Agreement and his employment hereunder.

(b)

No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by both parties.

(c)

Employee shall have no right to assign, transfer, pledge or otherwise encumber any of the rights, nor to delegate any of the duties created by this Agreement.

9.

Governing Law.

This Agreement is subject to and shall be interpreted in accordance with the laws of the State of Delaware.

EXECUTED, as of the date first written above.

EMPLOYER

By: ________________________________

Louis DeLuca Member of Board and Chief Operating Officer

EMPLOYEE

By: ____________________________

James Crone

Date: ______________________________ Date: ______________________________